Exhibit 99.1

Artiva Biotherapeutics Announces Strategic Update and Discontinues Development of AlloNK®

•	Company halting further development of AlloNK® (AB-101), including the planned phase 3 pivotal trial

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Updated deep B cell depletion and clinical response data is consistent with previously reported findings; however, updated longer-term data showed that durability of clinical response did not meet the threshold the Company required to support continued development

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Company shares details of two recent Grade 5 events, consisting of a case of leukoencephalopathy assessed as likely fludarabine toxicity, and a second event assessed as unrelated to any component of the study treatment

•	Company reducing its workforce by approximately 94% and evaluating strategic alternatives; Leerink Partners engaged as financial advisor

•	Cash, cash equivalents and investments of approximately $319.1 million (preliminary and unaudited) as of September 30, 2026

SAN DIEGO, October 27, 2026 — Artiva Biotherapeutics, Inc. (Nasdaq: ARTV) (Artiva or the Company), a clinical-stage biotechnology company whose mission is to develop effective, safe and accessible cell therapies for patients with debilitating autoimmune diseases, today announced that it will discontinue further development of AlloNK® (AB-101), its non-genetically modified, allogeneic NK cell therapy candidate being evaluated in combination with rituximab in rheumatoid arthritis (RA) and other B-cell-driven autoimmune diseases. The decision follows the Company’s review of the overall risk-benefit in the context of updated clinical data, including longer-term follow-up, and recent Grade 5 safety events. The Company also announced that it is implementing a reduction in workforce and evaluating strategic alternatives to maximize stockholder value that may include a merger, business combination, sale or licensing of assets, or dissolution and liquidation.

“After careful consideration, we have made the difficult decision to discontinue development of AlloNK and to pursue strategic alternatives,” said Fred Aslan, M.D., chief executive officer of Artiva Biotherapeutics. “Throughout the development of AlloNK, the safety and well-being of patients have remained our highest priority. We are deeply saddened by the deaths of two patients who participated in our clinical studies and extend our sincere condolences to their families. We plan to provide findings from the first case, which was assessed as likely related to fludarabine toxicity, given its widespread use in cell therapy conditioning regimens.”

“I am incredibly proud of the Artiva team and grateful for their dedication, professionalism and deep commitment to patients. We also thank the patients, families and investigators who have contributed to advancing our understanding of AlloNK and its potential role in the treatment of autoimmune diseases,” Dr. Aslan added.

Grade 5 Fludarabine Associated Neurotoxicity

A participant in the Company’s Phase 2a basket trial experienced a fatal neurological event (leukoencephalopathy) following study treatment, which included protocol-specified lymphodepletion with cyclophosphamide and fludarabine. The investigator and an independent safety review assessed the event as likely related to fludarabine-associated neurotoxicity. Artiva reported the event to the FDA, investigators and the Data Safety Monitoring Board. Following notification, the FDA asked Artiva to pause enrollment and dosing in the Phase 2a study. The Company also paused the planned Phase 3 trial enrollment and dosing.

Given the widespread use of fludarabine-containing lymphodepletion regimens in cell therapy development, Artiva intends to share additional details of this case in a scientific publication.

Additional Grade 5 Safety Event

A second participant in the trial experienced sudden death approximately two months after initiating study treatment. The investigator assessed this event as unrelated to AlloNK or any other component of the study treatment regimen, and the cause of death has not been determined. Artiva promptly reported this event to the FDA, investigators and the Data Safety Monitoring Board.

Clinical Development Discontinuation and Patient Follow-Up

Updated clinical response data from patients receiving AlloNK in combination with rituximab continued to demonstrate deep B cell depletion and clinical activity consistent with the Company’s previously reported findings. However, longer-term follow-up did not reflect the level of durability of clinical response the Company believes is needed to support continued development. Following an assessment of the risk-benefit of the therapy, likely enrollment delays and the overall development and potential commercial outlook, Artiva has decided to halt further development of AlloNK. No additional patients will be dosed in any ongoing AlloNK clinical study and the planned Phase 3 pivotal trial will not be initiated. The Company will work closely with the FDA, investigators and institutional review boards to ensure an appropriate and orderly close-out of its clinical development program, including continued safety monitoring and reporting as required.

In light of the decision to discontinue AlloNK development, Artiva no longer plans to present its previously announced clinical data at ACR Convergence 2026 and will cancel its investor webcast scheduled for November 9, 2026. Updated clinical data may be presented at future scientific meetings depending on the outcome of the strategic alternatives process.

Strategic Alternatives and Corporate Restructuring

Artiva’s Board of Directors is evaluating internal options and potential strategic alternatives intended to maximize stockholder value. Leerink Partners has been engaged as the Company’s financial advisor to assist in the strategic evaluation process. These alternatives may include a merger, business combination, sale or licensing of assets, dissolution and liquidation. There can be no assurance that the evaluation will result in any transaction or particular outcome.

In connection with the discontinuation of AlloNK development and to preserve capital while evaluating strategic alternatives, Artiva is reducing its workforce by approximately 94%.

As of September 30, 2026, Artiva had approximately $319.1 million in cash, cash equivalents and investments (preliminary and unaudited). The preliminary cash, cash equivalents and investments as of September 30, 2026 are unaudited and subject to adjustment. Complete quarterly results will be included in Artiva’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. There can be no assurance that Artiva’s cash, cash equivalents and investments as of September 30, 2026 will not differ from these preliminary amounts.

The Company does not intend to provide further updates on its strategic alternatives process unless and until the Board of Directors has approved a specific course of action, the process has concluded, or the Company determines that further disclosure is appropriate or required by law.

About Artiva Biotherapeutics

Artiva is a clinical-stage biotechnology company that has focused on developing allogeneic natural killer (NK) cell therapies for autoimmune diseases. AlloNK® (AB-101), the Company’s lead development candidate, is a non-genetically modified, allogeneic, cryopreserved NK cell therapy that was evaluated in combination with B-cell-targeted monoclonal antibodies. On October 27, 2026, Artiva announced the discontinuation of further clinical development of AlloNK and the initiation of an evaluation of strategic alternatives. Artiva is headquartered in San Diego, California. For more information, please visit www.artivabio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: the discontinuation of AlloNK development; the close-out of the Company’s clinical studies and continued patient safety follow-up; the Company’s intention to publish clinical data in a future scientific publication or to present such clinical data at a future scientific meeting; the evaluation of strategic alternatives and the ability to consummate any transaction related to such strategic alternative; the timing and size of the workforce reduction and related activities; the Company’s preliminary cash, cash equivalents and investments as of September 30, 2026 and the Company’s future financial position and plans. These forward-looking statements are based on the beliefs of the management of Artiva as well as assumptions made by and information currently available to Artiva. Such statements reflect the current views of Artiva with respect to future events and are subject to known and unknown risks and uncertainties, including, without limitation, the Company’s ability and timing to complete study close-out and continued patient follow-up; whether clinical data will be published or presented as anticipated; whether the strategic review process will result in a transaction or enhance stockholder value; the costs and operational impacts of the workforce reduction and related activities. These and other factors that may cause Artiva’s actual results to differ from current expectations are discussed in Artiva’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in Artiva’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, Artiva undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors & Media

Noopur Batsha Liffick, MPH

NBL LifeSci Advisory LLC

ir@artivabio.com

Source: Artiva Biotherapeutics, Inc.